Exhibit 21.1

Subsidiaries of Cibus, Inc.

Entity Name	State or Other Jurisdiction of Incorporation
COI Holding, Ltd	British Virgin Islands
Cibus Alpha B.V.	Netherlands
Cibus Canada ULC	Canada
Cibus Europe BV	Netherlands
Cibus Europe Ltd	United Kingdom
Cibus Global, LLC	Delaware
Cibus International GP, Ltd	British Virgin Islands
Cibus International, LP	British Virgin Islands
Cibus Netherlands Holding Coöperatief UA	Netherlands
Cibus Netherlands Partners, Ltd	British Virgin Islands
Cibus US LLC	Delaware
Nucelis LLC	Delaware
Ridge Road, LLC	Delaware